Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE FIRST QUARTER ENDED DECEMBER 31, 2017

NEW YORK, NY, February 14, 2018 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its first quarter ended December 31, 2017.

ALJ is a holding company, whose primary assets are its subsidiaries Faneuil, Inc. (including the customer management outsourcing business recently acquired from Vertex Business Services LLC, “Faneuil”), Floors-N-More, LLC, dba Carpets N' More (“Carpets”), and Phoenix Color Corp. (including the recently acquired printing components business, “Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to government and regulated commercial clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with four retail locations, as well as a stone and solid surface fabrication facility. Phoenix is a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Our financial statements reflect the operations of Faneuil, Carpets and Phoenix throughout all periods presented, our customer management outsourcing business (“CMO Business”) since May 26, 2017, and our recent acquisition of certain assets and liabilities (“Printing Components Business”) from Moore-Langen Printing Company, a division of LSC Communications, Inc., since October 2, 2017.

Investment Highlights

Consolidated Results for ALJ

•

ALJ recognized consolidated revenue of $95.0 million for the three months ended December 31, 2017, an increase of $17.3 million, or 22.3%, compared to $77.6 million for the three months ended December 31, 2016 due to the acquisitions of the CMO Business by Faneuil and the Printing Components Business by Phoenix, which together accounted for $13.0 million of the total revenue increase, and increases in business activity in the Faneuil and Carpets segments.   Excluding the impact of acquisitions, total revenue increased $4.3 million, or 5.6%.  ALJ recognized consolidated revenue of $86.3 million for the three months ended September 30, 2017.

•

ALJ recognized net loss of $5.3 million and loss per share of $0.14 (diluted) for the three months ended December 31, 2017, compared to net income of $0.6 million and earnings per share (EPS) of $0.02 (diluted) for the three months ended December 31, 2016.  Increased revenue was offset by restructuring expenses to combine manufacturing facilities at Phoenix, higher start-up costs of certain contracts, higher selling, general and administrative costs due to increased depreciation and amortization expenses related to acquisitions, and increased provision for income taxes to reflect a one-time, non-cash deferred income tax expense of $4.1 million as a result of the Tax Cuts and Jobs Act of 2017.  Excluding such deferred income tax expense, ALJ recognized net loss of $1.2 million and loss per share of $0.03 (diluted) for the three months ended December 31, 2017.  ALJ recognized net income of $13.8 million and EPS of $0.37 (diluted) for the three months ended September 30, 2017, which included additional benefit from income taxes due to the reduction of the deferred taxes valuation allowance.  Excluding such benefit from income taxes, ALJ recognized net income of $1.7 million and EPS of $0.04 (diluted) for the three months ended September 30, 2017.

•

ALJ recognized adjusted EBITDA of $6.6 million for the three months ended December 31, 2017, a decrease of $0.6 million, or 8.8%, compared to $7.2 million for the three months ended December 31, 2016. Decreased adjusted EBITDA was primarily due to higher costs in Carpet’s granite business, lower volumes for books and components at Phoenix, and transition expenses associated with the CMO Business acquisition. ALJ recognized adjusted EBITDA of $7.9 million for the three months ended September 30, 2017.

Jess Ravich, Executive Chairman of ALJ, said, “While results were challenged this quarter, we continue to focus on growing each of our businesses, generating efficiencies and lowering our overall cost structure to increase shareholder value.”

Amounts in $000's, except per share amounts	Three Months Ended December 31,
	2017	2016	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue	$94,954	$77,617	$17,337	22.3%
Costs and expenses:
Cost of revenue	74,910	60,181	14,729	24.5%
Selling, general, and administrative expense	19,538	14,383	5,155	35.8%
(Gain) loss on disposal of assets, net	(207)	8	(215)	NM
Total operating expenses	94,241	74,572	19,669	26.4%
Operating income	713	3,045	(2,332)	(76.6%)
Other expense:
Interest expense, net	(2,660)	(2,434)	(226)	(9.3%)
Total other expense	(2,660)	(2,434)	(226)	(9.3%)
(Loss) income before income taxes	(1,947)	611	(2,558)	NM
Provision for income taxes	(3,371)	(60)	(3,311)	NM
Net (loss) income	$(5,318)	$551	$(5,869)	NM
Basic (loss) earnings per share of common stock	$(0.14)	$0.02	$(0.16)
Diluted (loss) earnings per share of common stock	$(0.14)	$0.02	$(0.16)
Weighted average shares of common stock outstanding:
Basic	37,577	34,575	3,002
Diluted	37,577	35,712	1,865

NM - Not Meaningful

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “Highlighting Faneuil’s first quarter was the award and start of a long term contract with the Virginia Department of Transportation for the operation of its E-ZPass service center and the positive performance of our growing healthcare programs.”

Faneuil recognized revenue of $51.5 million for the three months ended December 31, 2017 compared to $38.1 million for the three months ended December 31, 2016.  Revenue increased $13.4 million, or 35.3%.  Excluding the impact of the CMO Business, revenue increased $4.9 million, or 12.9%, due to increased revenue from our existing customer base.  Faneuil recognized revenue of $44.0 million for the three months ended September 30, 2017.

Faneuil recognized segment adjusted EBITDA of $3.7 million for the three months ended December 31, 2017 compared to $3.8 million for the three months ended December 31, 2016.  Higher expenses for training and call handling for the new CMO Business offset the increased net revenue recognized.  Excluding the impact of the CMO Business, segment adjusted EBITDA increased by $0.1 million, or 1.5%.  Faneuil recognized segment adjusted EBITDA of $2.8 million for the three months ended September 30, 2017.

Faneuil estimates its revenue for the three months ending March 31, 2018 to be in the range of $41.8 million to $46.3 million, compared to $36.7 million for the three months ended March 31, 2017.

Faneuil’s contract backlog expected to be realized within the next twelve months as of December 31, 2017 was $97.8 million compared to $81.7 million as of December 31, 2016 and $91.6 million as of September 30, 2017.  Faneuil’s total contract backlog as of December 31, 2017 was $274.6 million as compared to $223.6 million as of December 31, 2016 and $236.8 million as of September 30, 2017.

Results for Carpets

Steve Chesin, CEO of Carpets, stated, “This quarter’s result was impacted by additional costs in our granite business.  We are focused on improving operating performance in each of our businesses and continue to see benefits from a strong housing market in Las Vegas.”

Carpets recognized revenue of $16.7 million for the three months ended December 31, 2017 compared to $15.5 million for the three months ended December 31, 2016.  Revenue increased $1.1 million, or 7.1%, which was primarily attributable to higher sales volumes from cabinet and granite products.  Carpets recognized revenue of $17.8 million for the three months ended September 30, 2017.

Carpets recognized negative segment adjusted EBITDA of $0.7 million for the three months ended December 31, 2017 compared to negative segment adjusted EBITDA of less than $0.1 million for the three months ended December 31, 2016. Segment adjusted EBITDA decreased by $0.7 million due to higher expenses associated with the granite business.  Carpets recognized segment adjusted EBITDA of $0.6 million for the three months ended September 30, 2017.

Carpets estimates its revenue for the three months ending March 31, 2018 to be in the range of $15.4 million to $17.0 million, compared to $17.9 million for the three months ended March 31, 2017.

Carpets’ contract backlog expected to be realized within the next twelve months as of December 31, 2017 was $17.9 million compared to $37.2 million as of December 31, 2016 and $21.8 million as of September 30, 2017.  Carpets total contract backlog as of December 31, 2017 was $52.3 million compared to $82.2 million as of December 31, 2016 and $57.5 million as of September 30, 2017.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, "The increase in first quarter revenues for Phoenix Color was due to sales from the Moore-Langen acquisition, completed on October 2, 2017, offset in part by lower component and book sales versus prior year. Segment adjusted EBITDA of $4.2 million was $0.2 million lower than 2016 due to the lower component and book sales, and the continued startup costs related to the transition of packaging and commercial print manufacturing, offset in part from the contribution from the sales from the Moore-Langen acquisition.”

Phoenix recognized revenue of $26.8 million for the three months ended December 31, 2017 compared to $24.0 million for the three months ended December 31, 2016. Revenue increased $2.8 million, or 11.7%.  Excluding the impact of acquisitions, revenue decreased $1.7 million, or 6.9%, due to lower sales volumes for books and components.  Phoenix recognized revenue of $24.5 million for the three months ended September 30, 2017.

Phoenix recognized segment adjusted EBITDA of $4.2 million for the three months ended December 31, 2017 compared to $4.4 million for the three months ended December 31, 2016. Segment adjusted EBITDA decreased by $0.2 million, or 4.3% mainly due to lower sales volumes for books and components.  Phoenix recognized segment adjusted EBITDA of $5.2 million for the three months ended September 30, 2017.

Phoenix estimates its revenue for the three months ending March 31, 2018 to be in the range of $25.9 million to $28.7 million as compared to $24.7 million for the three months ended March 31, 2017.

Phoenix’s contract backlog expected to be realized within the next twelve months as of December 31, 2017 was $71.6 million compared to $59.3 million as of December 31, 2016 and $55.5 million as of

September 30, 2017.  Phoenix’s total contract backlog as of December 31, 2017 was $188.1 million as compared to $155.2 million as of December 31, 2017 and $145.7 million as of September 30, 2017.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of our company.  ALJ defines adjusted EBITDA as net (loss) income before interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation expense, restructuring expense, acquisition-related expense, (gain) loss on sales of assets, and other non-recurring items.  Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below is a reconciliation of our net (loss) income, the most directly comparable GAAP measure, to adjusted EBITDA:

Amounts in $000's	Three Months Ended December 31,
	2017	2016	$ Change	% Change
	(unaudited)	(unaudited)
Net (loss) income	$(5,318)	$551	$(5,869)	NM
Interest expense	2,660	2,434	226	9.3%
Provision for income taxes	3,371	60	3,311	NM
Depreciation & amortization	4,833	3,961	872	22.0%
Stock-based compensation	293	183	110	60.1%
Restructuring expenses	835	31	804	NM
Acquisition-related expenses	123	—	123	–
(Gain) loss on sales of assets	(207)	8	(215)	NM
Consolidated Adjusted EBITDA	$6,590	$7,228	(638)	(8.8%)

NM - Not Meaningful

Supplemental Consolidated Financial Information - Segment Revenue, Segment Adjusted EBITDA, and Debt

Amounts in $000's	Three Months Ended December 31,
	2017	2016	$ Change	% Change
	(unaudited)	(unaudited)
Net Revenue
Faneuil	$51,474	$38,051	$13,423	35.3%
Carpets	16,650	15,544	1,106	7.1%
Phoenix Color	26,830	24,022	2,808	11.7%
Total Revenue	$94,954	$77,617	$17,337	22.3%

Amounts in $000's	Three Months Ended December 31,
	2017	2016	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$3,711	$3,761	$(50)	(1.3%)
Carpets	(726)	(47)	(679)	NM
Phoenix Color	4,160	4,348	(188)	(4.3%)
Corporate	(555)	(834)	279	33.5%
Total Segment Adjusted EBITDA	$6,590	$7,228	$(638)	(8.8%)

NM - Not Meaningful

As of December 31, 2017 and September 30, 2017, consolidated debt and consolidated net debt was comprised of the following (exclusive of deferred financing costs):

Amounts in $000's	December 31,	September 30,
	2017	2017
	(unaudited)
Term loan payable	$92,091	$91,018
Line of credit	13,662	5,500
Capital leases	9,305	7,250
Total debt	115,058	103,768

Cash	2,027	5,630
Net debt	$113,031	$98,138

As of December 31, 2017, the Company was in compliance with all debt covenants.

	Financial Covenants Comparison
	At December 31, 2017
	(actual)	(required)
Leverage Ratio	3.38	< 3.50
Fixed Charges Ratio	1.35	> 1.25

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc.  is the parent company of (i) Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, toll and transportation industries, (ii) Floors-N-More, LLC, dba Carpets N' More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with 4 retail locations, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s first quarter ended December 31, 2017 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, the impact of the CMO Business on Faneuil’s operations, cost-cutting measures implemented by Carpets, the integration of Color Optics and Moore Langen by Phoenix, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our Form 10-K filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.